UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: November 9, 2016

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 9, 2016, EnteroMedics Inc. (the “Company”) received notice from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) that the Company had not regained compliance with the $1.00 minimum bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2), within the 180 calendar day period ended November 7, 2016. In addition, on November 16, 2016, the Company received formal notice that it had not regained compliance with the $2.5 million stockholders’ equity requirement, as required by Nasdaq Listing Rule 5550(b), prior to the expiration of the extension period granted by the Staff on November 14, 2016.

On November 15, 2016, the Company requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to address the listing deficiencies. The Company’s request for a hearing has stayed any action by the Staff with respect to the Company’s continued listing on Nasdaq.

The Company previously disclosed via a Current Report on Form 8-K, as filed on May 13, 2016, that the Company had been notified by Nasdaq that it no longer satisfied (i) Listing Rule 5550(a)(2) because it did not evidence a closing bid price of at least $1.00 per share for the preceding 30 consecutive business days, and (ii) Listing Rule 5550(b) because it did not report stockholders’ equity of at least $2.5 million. By rule, the Company was granted a grace period through November 8, 2016 to regain compliance with the minimum bid price requirement. The Staff separately granted the Company an extension through November 14, 2016 to evidence compliance with the $2.5 million stockholders’ equity requirement based upon a compliance plan presented by the Company to the Staff. The Company intends to address both deficiencies at the hearing before the Panel, and will provide an update with respect to its listing status upon the receipt of relevant information from Nasdaq.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Scott Youngstrom
Scott Youngstrom
Chief Financial Officer and Chief Operating Officer

Date: November 16, 2016